LONDONLA INC.

SUBSCRIPTION AGREEMENT

Name of Purchaser		(the “Purchaser”)
Address
City
State / Province / Region
ZIP / Postal Code
Country
Telephone
Email
Date
Number of Shares Purchased	x US $0.10 =	*
Subscription Price
Signature of Purchaser	*Please make check payable to: “LONDONLA INC.”

The foregoing Subscription is accepted for and on behalf of LONDONLA INC.:

By:		Date:
Shane Lowry, President

1.0	Purchase and Sale of Shares

The Purchaser subscribes for and agrees to purchase common shares (the "Shares") of LONDONLA INC., a Wyoming corporation (the "Company") at a price of US $0.10 per share to be recorded in the name of the Purchaser at the address set out above. Payment for the Shares is attached in the form of a check payable to LONDONLA INC.

2.0	Representations, Warranties and Acknowledgements of the Purchaser

The Purchaser acknowledges, represents and warrants as of the date of this Agreement that:

2.1       No person has made to the Purchaser any written or oral representations:

(a)       that any person will resell or repurchase the Shares;

(b)       that any person will refund the purchase price of the Shares; or

(c)       as to the future price or value of the Shares.

2.2       The Company has made available to the Purchaser the Company’s Form S-1. The Purchaser acknowledges that no information furnished by the Company constitutes investment, accounting, legal or tax advice. The Purchaser is relying solely upon itself and its professional advisors, if any, for such advice.

2.3       The Purchaser has the legal capacity and competence to enter into and execute this agreement and to take all actions required hereunder.

2.4       The representations, warranties and acknowledgements of the Purchaser contained in this Section will survive the closing of this Agreement.

2.5       The Purchaser is purchasing the Shares solely for the Purchaser's own account, for investment purposes only, and not with a view to, or for resale in connection with, any distribution of the Shares.

2.6       The Purchaser is a bona fide resident of the state, province and country set out in the Purchaser's address above, and the Shares are being offered and sold to the Purchaser in reliance on the Company's Form S-1 registration statement in that jurisdiction.

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3.0       Representations, Warranties and Acknowledgements of the Company

The Company acknowledges, represents and warrants as of the date of this Agreement that:

3.1       It is a valid and subsisting corporation duly incorporated and is in good standing under the laws of the jurisdictions in which it is incorporated and conducts business.

3.2       The Shares, when issued, will be fully paid and non-assessable shares of the Company and will be issued free and clear of all liens, charges and encumbrances of any kind whatsoever.

3.3       The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of the Company, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.

4.0       Closing

4.1       The Company will confirm whether or not the Agreement is acceptable, whereupon the Company will deliver to the Purchaser a signed copy of this Agreement, and within one month shall deliver a certificate representing the Shares, registered in the name of the Purchaser.

4.2       If the Company rejects this subscription in whole or in part, the Company shall promptly (and in any event within five (5) business days) return the Purchaser's payment, without interest or deduction.

5.0       Miscellaneous

5.1       Except as expressly provided in this Agreement, this Agreement contains the entire agreement between the parties with respect to the Shares and there are no other terms, conditions, representations or warranties whether expressed, implied, or written by statute, by common law, by the Company, by the Purchaser or by anyone else.

5.2       The parties to this Agreement may amend this Agreement only in writing and with the consent of each of the parties hereto.

5.3        This Agreement shall enure to the benefit of and shall be binding upon the parties to this Agreement and their respective successors and permitted assigns.

5.4       Any notice required or permitted under this Agreement, shall be in writing and shall be deemed given when delivered by hand, sent by email, or mailed by certified mail, return receipt requested, to the Company at its principal executive offices set out in the Company's Form S-1, or to the Purchaser at the address set out on the signature page of this Agreement.

5.5       This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to conflicts of laws principles, and the parties consent to the exclusive jurisdiction of the state and federal courts located in Sheridan County, Wyoming for any dispute arising under this Agreement.

5.6       If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such provision shall be severed and the remainder of this Agreement shall continue in full force and effect as if such provision had never been included.

[END OF SUBSCRIPTION AGREEMENT]